EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Island Breeze International, a development stage company, (“the Company”).

We consent to the reference to our firm in the Registration Statement, Form S-8, filed with the Securities and Exchange Commission (“the SEC”) on February 8, 2010, related to the Company’s 2009 Stock Incentive Plan and to the incorporation by reference therein of our report dated April 1, 2009, relating to the balance sheets of the Company as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended and for the period September 27, 2006 (inception) to December 31, 2008 filed on June 18, 2009 on Form 8-K/A.

/s/ Bernstein & Pinchuk LLP

New York, NY
February 8, 2010